Exhibit 3.1

CERTIFICATE

     The undersigned does hereby certify that he is the President and Chief Executive Officer of United Community Bankshares of Florida, Inc. (the “Corporation”), and that the following resolution was duly adopted by the Board of Directors at a meeting held on January 12, 2004.

AMENDMENT TO BYLAWS

     BE IT RESOLVED, that the title and introductory clause of Article II of the Bylaws (which clause begins with “As long as...” and ends with “unanimous approval of the directors for” shall be deleted and the following language inserted in lieu thereof:

“Section 16. Certain Action Requiring Extraordinary Approval- Each of the following actions shall require both (i) approval by a majority of all directors then in office, and (ii) the unanimous approval of the following three directors-The two directors who, pursuant to Article II, Section 3, of these By-laws, have been designated as the two representatives of United Heritage Bank (ie-as of December 31, 2003, the Chairman of the Board of the Corporation and the Chief Executive Officer of the Corporation) and the director who has likewise been designated as the representative of Community United Bank of Florida (ie-the Vice Chairman).

     I further certify that the foregoing resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

     In Witness Whereof, I have signed this Certificate for and on behalf of the Corporation this 12 day of January, 2004.

/s/David G. Powers

David G. Powers President & Chief Executive Officer